Exhibit 99.1

Thirteenth Consecutive Quarter of Growth Ahead of Major Wholesale Launches

MIAMI, Oct. 6, 2026 /PRNewswire/ – Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (NASDAQ: LUCY; LUCYW), the developer and manufacturer of smart eyewear under the Lucyd®, Lucyd Armor®, Reebok®, Nautica®, and Eddie Bauer® brands, today reported preliminary unaudited net sales for the third quarter ended September 30, 2026, and provided an update on the expansion of its wholesale and international channels.

Preliminary Third Quarter 2026 Net Sales

The new Lucyd Aero™ ultra-light smart eyewear collection, launching for holiday 2026. Image courtesy Innovative Eyewear, Inc.

●	Preliminary Q3 2026 net sales of approximately $1.04 million, an increase of approximately 55% over Q3 2025 and the highest quarterly net sales in the Company’s history.

●	Q3 2026 growth came on top of a 163% year-over-year increase in Q3 2025.

●	Thirteenth consecutive quarter of year-over-year revenue growth.

●	Preliminary net sales for the nine months ended September 30, 2026, were approximately $2.8 million, an increase of approximately 66% over the nine months ended September 30, 2025.

●	Nine-month net sales already exceed the Company’s net sales of $2.66 million for the full year ended December 31, 2025. Historically, the fourth quarter is the Company’s strongest quarter of the year.

●	Third quarter growth reflected an increase of approximately 25% in direct-to-consumer and online marketplace sales and the first shipments under the Company’s new wholesale programs. The wholesale expansion is expected to have a more meaningful effect on net sales beginning in the fourth quarter of 2026 and into 2027.

Wholesale and International Expansion

●	United States: In September, the Company received and shipped an initial purchase order from one of the largest big-box retailers in the U.S. for its previously announced Lucyd Armor® rollout. The retailer plans to offer the products in more than 150 of its stores nationwide, with in-store sales expected to begin in October 2026. The newly launching locations have been added to the Lucyd.co store locator, with product expected to be available at these locations this month.

●	Canada: The previously announced retail launch with FYihealth Group, operator of the FYidoctors, Visique and Solis optical clinic networks, commenced during the third quarter, and product placement is underway across approximately 345 locations. The Company shipped initial stock and in-store demonstration units to the network in July, and subsequent restocks have begun shipping.

●	Australia / New Zealand: The Company received initial purchase orders for more than 3,000 smart eyewear units from Directed Electronics, its exclusive distributor for Australia and New Zealand. The orders are expected to ship in October 2026 and are not included in third quarter net sales. Directed Electronics has more than 20 years of experience bringing international consumer electronics brands to market across Australia and New Zealand.

Management Commentary

“Our preliminary third quarter results reflect continued progress in executing our growth strategy,” said Harrison Gross, CEO of Innovative Eyewear. “We delivered the highest quarterly net sales in our history while intentionally running promotional pricing on older models and conserving advertising and marketing spend. That approach clears the way for the planned fourth quarter launch of Lucyd Aero™, our lightest and most advanced smartglasses to date, as we head into what has historically been our strongest quarter of the year. At the same time, we opened three new wholesale and international channels during the quarter: a major U.S. big-box retailer, FYihealth Group in Canada, and Directed Electronics in Australia and New Zealand. We anticipate that these new channels will enhance our growth in the fourth quarter of 2026 and into 2027.”

The preliminary net sales figures in this press release are estimates based on information available to management as of the date of this release. They are unaudited and remain subject to completion of the Company’s quarter-end financial close procedures and of the review of its interim financial statements by its independent registered public accounting firm. That firm has not audited, reviewed, compiled or performed any procedures with respect to these preliminary figures and does not express an opinion or any other form of assurance on them. Actual results may differ materially from these preliminary estimates. The Company expects to report its full third quarter 2026 financial results in mid-November 2026 with the filing of its Quarterly Report on Form 10-Q.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer and manufacturer of cutting-edge ChatGPT-enabled smart eyewear, under the Lucyd®, Lucyd Armor®, Reebok®, Nautica® and Eddie Bauer® brands. True to our mission to Upgrade Your Eyewear®, our Bluetooth audio glasses allow users to stay safely and ergonomically connected to their digital lives and are offered in hundreds of frame and lens combinations to meet the needs of the optical, sunglass, sporting goods and safety eyewear markets. To learn more and explore our continuously evolving collection of smart eyewear, please visit www.lucyd.co.

Forward-Looking Statements

This press release contains certain forward-looking statements, including those relating to preliminary third quarter 2026 net sales, the expected timing of shipments and retail placement under initial purchase orders, the planned launch of Lucyd Aero™, and growth expectations for the fourth quarter of 2026 and fiscal year 2027. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” These factors include, among others: adjustments to preliminary net sales arising from completion of the Company’s quarter-end close and the review of its interim financial statements; the timing and volume of orders, reorders, shipments and sell-through at the Company’s retail and distribution partners; the timing and market acceptance of new products, including Lucyd Aero™; the Company’s ability to obtain additional financing and to continue as a going concern; and the Company’s ability to maintain compliance with The Nasdaq Stock Market’s continued listing requirements.

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President
1177 Avenue of the Americas, 5th Floor
New York, NY 10036
Office: +1 (646) 893-5835
Email: ir@skylineccg.com

SOURCE Innovative Eyewear, Inc.

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